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                                                                   EXHIBIT 4.2

                             OFFICERS' CERTIFICATE

        Pursuant to Section 301 of the Indenture, dated as of October 27, 1995, between The Price REIT, Inc., a Maryland corporation (the "Company"), and
First Trust of California, National Association, as trustee, the undersigned hereby certify that attached hereto are true and complete copies of the resolutions duly and validly adopted by the Board of Directors of the Company, by unanimous written consent of the Board dated as of October 30, 1996, and that such resolutions are now in full force and have not been modified, amended or revoked in any respect.



                                    By: /s/ Joseph K. Kornwasser
                                        -------------------------------
                                          Joseph K. Kornwasser
                                          President and Chief Executive Officer



                                    By: /s/ George M. Jezek
                                        -------------------------------
                                          George M. Jezek
                                          Chief Financial Officer



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                            CREATION OF SENIOR NOTES

        WHEREAS, the Company has heretofore filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (File No. 33-95832) (the "Registration Statement") relating to the sale of up to $175,000,000 of one or more of (i) common stock or common shares, par value (0.01 per share, of the Company, (ii) preferred stock, par value $0.01 per share, of the Company, (iii) depository shares of the Company, (iv) debt securities of the Company, (v) warrants to purchase common stock, (vi) warrants to purchase preferred stock and (vii) warrants to purchase debt securities; and Securities and the Commission declared the Registration Statement effective on September 1, 1995; and such Registration Statement continues to be effective on the date hereof; and

        WHEREAS, the Board of Directors has determined to issue a series of senior debt securities (the "Notes") pursuant to the Indenture dated as of October 27, 1995 (the "Indenture"), between the Company and First Trust of California, National Association, as Trustee (the "Trustee"), and to offer and sell the Notes to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities, Inc. (collectively, the "Underwriters"), pursuant to purchase agreement (the "Purchase Agreement") between the Company and the Underwriters, for reoffering by the Underwriters to the public;

        RESOLVED, that in accordance with Section 301 of the Indenture, the following terms of the Notes are hereby established (terms used in these resolutions having the same definitions as in the Indenture):

        (1) The Notes shall constitute a series of Securities having the title "7 1/2% Senior Notes due 2006," with the interest rate to be inserted in such designation upon determination thereof and hereinafter provided.

        (2) The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture) shall be up to $60 million.

        (3) The entire outstanding principal of the Notes shall be payable ten years from the date of issuance (the "Maturity Date").

        (4) A Special Pricing Committee, which is established by these Resolutions and which consists of Raymond E. Peet, Joseph K. Kornwasser, George
M. Jezek and Keene Wolcott, is authorized and directed to determine (i) the interest rate, Maturity Date and other terms applicable to the Notes, consistent with these resolutions and (ii) the aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture provided that such aggregate amount shall not be more than $60 million; the date from which interest shall accrue shall be determined by the Special Pricing Committee; the Interest Payment Dates for these Notes on which interest will be payable shall be May 5 and November 5 in each year, beginning May 5, 1997; the Regular Record Dates for the interest payable on the Notes on any Interest Payment

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Date shall be the 15th calendar day preceding the applicable Interest Payment
Date; and the basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

         (5) The place where the principal of and interest on the Notes shall be payable and Notes may be surrendered for the registration of transfer or exchange shall be the Corporate Trust Office of the Trustee at 550 South Hope Street, Suite 500, Los Angeles, California 90071. The place where notices or demands to or upon the Company in respect of the Notes and the indenture may be served shall be the Corporate Trust Office of the Trustee.

         (6) The Notes shall be redeemable at any time after November 5, 2001 at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount (as defined below), if any.

         (7) The Notes shall not be redeemable at the option of any Holder thereof, upon the occurrence of any particular circumstances or otherwise. The Notes will not have the benefit of any sinking fund.

         (8) The Notes shall be issuable in denominations of $1,000 and any integral multiple thereof.

         (9)  The Trustee shall also be the Security Registrar and Paying Agent.

        (10) The entire outstanding principal amount of the Notes shall be payable upon declaration of acceleration of the maturity thereof pursuant to
Section 502 of the Indenture.

        (11) Payments of the principal of and interest on the Notes shall be made in Dollars, and the Notes shall be denominated in Dollars.

        (12) The Notes will be payable on the Maturity Date in an amount equal to the principal amount thereof plus unpaid interest accrued to the Maturity Date.

        (13) The Holders of the Notes shall have no special rights in addition to those provided in the Indenture upon the occurrence of any particular events.

        (14) (A) There shall be no deletions from, modifications of or additions to the Events of Default with respect to the Notes set forth in the Indenture.

              (B) There shall be the following additions to the covenants set forth in the Indenture with respect to the Notes, which shall be effective only for so long as any of the Notes is Outstanding:

        Limitation on Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt if, after giving effect thereto, the aggregate outstanding principal amount of all Debt of the Company and its Subsidiaries is greater than fifty percent (50%) of the sum of (i) the Company's Total Assets at the end of the Company's fiscal quarter ended immediately prior to the




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incurrence of such Debt and (ii) the aggregate purchase price of real estate assets acquired after such immediately preceding fiscal quarter, including any such assets acquired in connection with the incurrence of such additional Debt.

        Limitation on Secured Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage or other lien upon any of its properties, and will not otherwise grant or convey any such mortgage or other lien, if, after giving effect thereto, the aggregate outstanding principal amount of secured Debt is greater than thirty percent (30%) of the sum of (i) the Company's Total Assets at the end of the Company's fiscal quarter ended immediately prior to the incurrence of such Debt and (ii) the aggregate purchase price of real estate assets acquired after such immediately preceding fiscal quarter, including any such assets acquired in connection with the incurrence of such additional Debt.

        Interest Expense Coverage. The Company will not incur any Debt if, after giving effect to the incurrence of such Debt, the Company's ratio of Total Cash Flow to Total Interest Expense, at the end of each fiscal year of the Company, will have been less than 2:1, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Company since the first day of such fiscal year and the application of the proceeds therefrom, including the refinance other Debt, had occurred at the beginning of such fiscal year; (ii) the repayment or retirement of any other Debt by the Company since the first day of such fiscal year had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such fiscal year, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculations; and (iv) in the case of any acquisition or disposition by the Company of any asset or group of assets since the first day of such fiscal year, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

        Maintenance of Total Unencumbered Assets. The Company will maintain at all times Total Unencumbered Assets of not less than 200% of the aggregate outstanding principal amount of all unsecured Debt of the Company.

        Restrictions on Distributions. The Company will not make any payment of dividends if the aggregate amount of dividends paid in the twelve months preceding the dividend payment date (including the dividends paid on such date) will exceed 95% of its Funds From Operations in the period of twelve consecutive months ended on the last day of the last month ended prior to such payment date; provided, however, that the foregoing restriction shall not apply to any payment of dividends or other action which is necessary to maintain the Company's status as a REIT for federal income tax purposes.

                (C) As used in the Notes, the following terms shall have the meanings set forth



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below:

        "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a subsidiary.

        "Debt" means any indebtedness of the Company or any subsidiary, in respect of (i) borrowed money or evidenced by bonds, notes debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any subsidiary, (iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) capitalized leases, in the case of items of indebtedness under (i) through
(iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Company's Consolidated Balance Sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any subsidiary).

        "Funds From Operations" means consolidated net income, computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds From Operations on the same basis. The Company computes Funds From Operations in accordance with standards established by NAREIT.

        "Make-Whole Amount" means, in connection with any optional redemption of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Reinvestment Rate" means 0.25% plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month)



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corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

        "Total Assets" means total assets of the Company on a consolidated basis, computed in accordance with GAAP, plus accumulated depreciation.

        "Total Cash Flow" means, for any period, consolidated net income of the Company computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, Total Interest Expense, and provisions for income taxes, all to the extent deducted in computing consolidated net income and after adjustments for deferred rent and unconsolidated partnerships and joint ventures.

        "Total Interest Expense" means, for any period, the aggregate amount, computed in accordance with GAAP, of interest expense incurred during such period by the Company on a consolidated basis in respect of all Debt, including interest capitalized to construction-in-process; less amortization of capitalized loan fees, costs and expenses incurred in connection with such Debt or in connection with interest rate caps, collars, wraps, or similar agreements in respect of any such Debt, all to the extent included in the computation of interest expense.

        "Total Unencumbered Assets" means the aggregate book value of all assets of the Company and its subsidiaries, plus accumulated depreciation, which are not subject to any mortgage, pledge, lien, security interest or other encumbrance.

        (15) The Notes shall be issuable only as Registered Securities in permanent global form (without coupons). Beneficial owners of interests in the permanent global Notes may exchange such interests for Notes of like tenor or any authorized form and denomination only in the manner provided in Section 305 of the Indenture. DTC shall be the depository with respect to the permanent global Note. The form of such permanent global Note filed with the minutes of this meeting and identified as Exhibit 1 is hereby approved.

        (16)    The Notes shall not be issuable as Bearer Securities.





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        (17)  Interest on any Note shall be payable only to the Person in whose name that Note (or one or more predecessor Notes thereof) is registered at the close of business on the Regular Record Date for such interest.

        (18) Sections 1402 and 1403 of the Indenture shall be applicable to the Notes.

        (19) The Notes shall not be issuable in definitive form except under the circumstances described in Section 305 of the Indenture.

        (20) The Notes will not be issued upon the exercise of debt warrants. The Notes will be authenticated and delivered as provided in Section 303 of the Indenture.

        (21) The Company shall not pay Additional Amounts with respect to the Notes as contemplated by Section 1010 of the Indenture.

        (22) The Notes shall not be convertible into Common Shares or Preferred Shares.

        (23) The Notes shall not be subordinated to any other debt of the Company, and shall constitute senior unsecured obligations of the Company.

        RESOLVED, that the form, terms and provisions of the form of Note evidencing the Notes be, and hereby are, approved and each of the President and the Chief Financial Officer of the Company is authorized, in the name and on behalf of the Company and where appropriate under its corporate seal, attested by its Secretary or an Assistant Secretary, to execute and deliver the Notes and the Purchase Agreement in the forms approved by the executing officer, such approval to be conclusively evidenced by such officer's execution thereof, provided that any such change shall be consistent with all determinations made by the Board of Directors in these resolutions.

        RESOLVED, that all officers of the Company are authorized in the name and on behalf of the Company to make, execute and deliver or cause to be made, executed and delivered, and to evidence the approval of the Board of Directors of, all such officers' certificates, depository agreements, letters of representation or other agreements or arrangements necessary or appropriate in connection with the administration of any book-entry arrangements for the Notes, and such other agreements, undertakings, documents or instruments, and to perform all such acts and make all such payments, as may, in the judgment of such officers, be necessary, appropriate or desirable to effectuate the purpose of these resolutions, including the performance of the obligations of the Company under the Indenture, the Notes, the Purchase Agreement and any other agreement, undertaking, documents or instruments referred to herein or therein.

        RESOLVED, that any and all actions heretofore taken by the officers of the Company pursuant to the authority conferred by the preceding three resolutions and consistent therewith is ratified, approved and confirmed.




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